NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX
FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, February 12, 2009

POINT.360 ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2008.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We continued to generate positive operating cash flow with higher gross margins and operating income in both the second quarter and first half of fiscal 2009, while selling general and administrative costs remained consistent. We are looking for additional business expansion opportunities and ways to achieve operating efficiencies.”

“During the first six months of fiscal 2009, we purchased approximately 162,000 Point.360 shares in the open market, or about 1.5% of the outstanding stock.  We will continue to consider the benefits of buying back our stock in the future.”

Results for the six months ended December 31, 2007 reflect the sum of the periods July 1-August 13, 2007 and August 14, 2007 (the date of the spin-off) to December 31, 2007.  Results for the period July 1-August 13, 2007 have been carved out of Old Point.360 for comparative purposes.

Revenues

Revenue for the quarter ended December 31, 2008 totaled $12.1 million compared to $12.1 million in the same quarter last year.  Revenues for the six months ended December 31, 2008 were $23.4 million, up 4% from last year.

Gross Margin

In the second quarter of fiscal 2009, gross margin was $4.3 million (36% of sales), compared to $3.9 million (32% of sales) in the prior year’s second quarter.  For the six months ended December 31, 2008, gross margin was $8.1 million (34% of sales) compared to $6.3 million (28% of sales) last year.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2009, SG&A expenses were $4.0 million, or 33% of sales, compared to $3.8 million, or 32% of sales in the second quarter of last year.  For the six months ended December 31, 2008, SG&A expenses were $7.7 million (33% of sales) compared to $7.1 million (32% of sales) last year.

In the first half of last year, the Company recorded a restructuring charge of $0.5 million related to the August 13, 2007 decision to vacate one of its facilities and certain other reorganization costs.  These charges are shown separately in the consolidated statement of income (loss).

Interest income decreased $0.1 million and $0.2 million, respectively in the second quarter and first half of fiscal 2009 compared to the same periods of last year due to lower interest rates.  Although rates declined, interest expense was consistent between periods because of additional mortgage debt.

Operating Income (Loss)

Operating income was $0.3 million in the second quarter of 2009 compared to $0.1 million in last year’s second quarter.  Operating income was $0.4 million in the first six months of fiscal 2009 compared to a loss of $1.4 million in the same period last year.

Net Income (Loss)

For the second quarter of 2009, the Company reported a net income of $0.2 million ($0.02 per share) compared to net income of $0.1 million ($0.01 per share) in the same period last year.  In the six month period ended December 31, 2008, the Company reported net income of $0.1 million compared to a loss of $1.2 million last year.

Consolidated Statements of Income (Loss) (unaudited) *

The table below summarizes results for the three and six month periods ended December 31, 2007 and 2008 (in thousands except per share amounts):

	Three Months Ended December 31,		Six Months Ended December 31
	2007	2008	2007	2008

Revenues	$12,141,000	$12,079,000	$22,501,000	$23,445,000
Cost of services	(8,248,000)	(7,753,000)	(16,238,000)	(15,389,000)

Gross profit	3,893,000	4,326,000	6,263,000	8,056,000
Selling, general and administrative expense	(3,820,000)	(3,993,000)	(7,145,000)	(7,701,000)
Restructuring costs	-	-	(513,000)	-

Operating income (loss)	73,000	333,000	(1,395,000)	355,000
Interest expense	(145,000)	(195,000)	(315,000)	(325,000)
Interest income	119,000	20,000	224,000	44,000
Other income (expense)	26,000	138,000	26,000	138,000

Income (loss) before income taxes	73,000	297,000	(1,460,000)	212,000
(Provision for) benefit from income taxes	55,000	(130,000)	278,000	(91,000)

Net income (loss)	$128,000	$ _ _167,000	$(1,182,000)	$121,000

Earnings (loss) per share:
Basic:
Net income (loss)	$0.01	$0.02	$(0.11)	$0.01
Weighted average number of shares	10,553,410	10,437,323	10,553,410	10,470,947

Diluted:
Net income (loss)	$0.01	$0.02	$(0.11)	$0.01
Weighted average number of shares including the dilutive effect of stock options	10,553,410	10,437,787	10,553,140	10,471,473

Selected Balance Sheet Statistics (in thousands – unaudited)*

	June 30, 2008	December 31, 2008
Working Capital	$16,497	$14,640
Property and equipment, net	8,667	15,319
Total assets	42,358	46,964
Current portion of long term debt	1,810	1,920
Long-term debt, net of current portion	2,839	7,908
Shareholder’s equity	30,800	30,793

*   The consolidated statements of income (loss) and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value added service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With six locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide.  Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.  Clients include major motion pictures studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service and (v) statements regarding new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward- looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein; (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.